Exhibit 5.34

CONSENT OF T. SUGIARTO

The undersigned hereby consents to the use of their report(s), and the information derived therefrom, as well as the reference to their name, in each case where used or incorporated by reference in the Registration Statement on Form F-10 of IAMGOLD Corporation.

/s/ Triadi Sugiarto
By:	Triadi Sugiarto, MAusIMM CP (Met).
(former Senior Metallurgist at Rosebel
Gold Mines IAMGOLD Corporation)

Dated: March 28, 2018